Exhibit 10.2

CROWDFUNDING PLATFORM LICENSE AGREEMENT

This CROWDFUNDING PLATFORM LICENSE AGREEMENT (this “Agreement”) is made and entered into as of April 1, 2022 (the “License Effective Date”), between Blue Chip Capital Group, Inc., a Nevada corporation (the “Licensor”), and RaiseWise USA, Inc., a New York corporation (the “Licensee,” and together with the Licensor, the “Parties” and each a “Party”).

RECITALS

WHEREFORE, Licensor owns all rights, title and interests to a Crowdfunding Platform (as defined below) and related intellectual and other property; and

WHEREFORE, Licensee desires to obtain from Licensor, and Licensor desires to grant to Licensee, a license to the Crowdfunding Platform (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms shall have the meanings set forth below:

1.1.1 “Components” means all of the existing proprietary and third-party components to the Crowdfunding Platform, including software or other information and technology that is embodied in the Crowdfunding Platform.

1.1.2 “Crowdfunding Business” means the internet Crowdfunding business as conducted by Licensor and Licensor’s Affiliates on or before the License Effective Date.

1.1.3 “Crowdfunding Platform” means (a) the Licensor’s software platform (in both source code and object code form), as it exists on the License Effective Date, (b) the Components, (c) the Documentation and (d) any Improvements to the Crowdfunding Platform.

1.1.4 “Documentation” means any written, printed or otherwise recorded or stored material that relates to the Crowdfunding Platform, including technical specifications, source code annotations, training and support materials, descriptions of the principles of operation of source code, or other instructions.

1.1.5 “Expanded Business” means (a) the Licensee Business as such business may evolve in the ordinary course, and (b) the businesses (e.g., products and services) offered and conducted by Licensee on or after the Licensee Effective Date.

1.1.6 “Improvement” means any invention, modification, addition, derivative work, enhancement, revision, translation, abridgment or expansion to or arising from a work, or any other form in which a work or any part thereof, may be recast, transformed, or adapted.

1.1.7 “Licensee Business” means the business of offering crowdfunding sources and services and products that are a part of the Licensee’s or Licensor’s Business, on or before the License Effective Date.

Blue Chip – RaiseWise USA Crowdfunding Platform License Agreement

1.1.8 “Licensor Improvements” means Improvements to the Crowdfunding Platform conceived, crafted, acquired or made by or on behalf of Licensor after the date hereof, including all intellectual property rights therein or thereto.

1.1.9 “Licensor Intellectual Property” means any existing or hereafter acquired Intellectual Property that is now or hereafter owned by or licensed to Licensor and that is embodied in or protects the Crowdfunding Platform; provided that, in the case of any such Intellectual Property that is licensed to Licensor from a third party, such Intellectual Property will be included in the Licensed Intellectual Property only to the extent that Licensor has the right to sublicense such Intellectual Property to Licensee within the scope of the license granted hereunder. For the avoidance of doubt, “Licensor Intellectual Property” includes all Intellectual Property owned by Licensor that is used in the Business on or before the Closing Date.

1.1.10 “Trademark” shall refer to all rights, title and interest to the trademarked intellectual property “RaiseWise” and its derivatives owned by Licensor.

ARTICLE II

LICENSE

2.1 License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, (a) a non-sublicensable, non-transferable (except as permitted in Section 8.9), fully paid up, royalty-free, right and license (i) to use and exploit the Licensor Intellectual Property and (ii) to use, display and install the Crowdfunding Platform, in each case, solely in connection with the operation of the Licensee Business, and (b) a non-exclusive, irrevocable, perpetual, non-sublicensable (except as permitted in Section 2.3), non-transferable (except as permitted herein), fully paid up, royalty-free, worldwide right and license (i) to use and exploit the Licensor Intellectual Property and (ii) to use, display, install, copy, create derivative works or otherwise exploit the Crowdfunding Platform, in each case, solely in connection with the operation of the Expanded Business. Except as provided otherwise herein, Licensee may not disclose to or provide any third party access to, use of, or rights in or to, the Crowdfunding Platform or any Licensor Intellectual Property, except as third parties may access or use the Crowdfunding Platform in relation to the Licensee Business or Expanded Business in the ordinary course of business.

2.2 Consideration for License. Licensee agrees to pay to Licensor consideration for the grant of the License as follows:

2.2.1 Upon the execution of this Agreement, Licensee will pay to Licensor the sum of $50,000.00 US by wire instructions to be furnished upon execution of this License Agreement.

2.2.2 Licensee will pay Licensor royalties comprised of 2.5% of the gross revenue derived from Licensee’s operation of the RaiseWise Crowdfunding Platform, commencing on the Effective Date. All royalties shall be deemed to have been earned at the time they are paid and no part thereof shall in any event be repayable to Licensee.

2.2.3 All royalty payments, certification and Revenue Statements shall be made to Licensor. by wire instructions to be furnished upon execution of this License Agreement.

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2.3 Periodic Statement. Within thirty (30) days after the initial launch of Licensee’s Crowdfunding Platform, as verified in writing by the Parties, and promptly on or before the 15th day of each month thereafter, Licensee shall furnish to Licensor a complete and accurate statement certified to be accurate by Licensee containing a detailed listing of Licensee’s income, earnings and revenue derived from Licensee’s operation of the RaiseWise Crowdfunding Platform, in a form that is reasonably agreeable to Licensor (“Revenue Statement”). Such statements shall be furnished to Licensor whether or not Licensee has attained any income, earnings and revenue during the preceding month.

2.4 Royalty Payments. Royalties shall be due on the 15th day of the second month in which earned, and payment shall accompany the statements furnished as required above. Any late payments of undisputed amounts required hereunder shall incur interest of one and one-half (1.5%) percent per month from the date first due, or the maximum amount allowed under the law. The receipt or acceptance by Licensor of any of the statements furnished pursuant to this Agreement or of any royalties paid hereunder shall not preclude Licensor from questioning the correctness thereof at any time during the 36-month period after any such statement is issued, after which time such statement shall become incontestable, and in the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payment made by Licensee.

2.5 Good Will. Licensor has advised Licensee that there is value in the goodwill associated with the Trademark and that the Trademark and goodwill pertaining thereto belong exclusively to Licensor and that the Trademark has secondary meaning in the mind of the public.

2.6 Use of License. Licensee agrees that the operation of the Crowdfunding Platform, including the website and back-office systems, shall be of a first-class quality and standard and of a style and appearance consistent with similar products distributed by Licensor, and that Licensee’s Crowdfunding Platform will be operated in accordance with all applicable Swedish and international laws and shall meet the highest industry standard and shall not reflect adversely upon Licensor or the Trademark.

2.7 Records. Licensee agrees to keep accurate books of account and records covering all transactions relating to the License hereby granted, and Licensor and its duly authorized representatives shall have the right at all reasonable hours of the day to examine said books of account and records and all other documents and materials in the possession or under the control of Licensee with respect to the subject matter and terms of this Agreement, and shall have free and full access thereto for said purposes and for the purpose of making extracts therefrom, all of which shall be kept confidential by Licensor. Upon the written demand of Licensor given at least thirty (30) days in advance and no more frequently than once in any twelve (12) month period, Licensee shall permit access to its books and records for examination by an independent accountant selected by Licensor, for the purpose of preparing a Revenue Summary accurate to the date of Licensor’s demand. If the Shipment Summary prepared by Licensor reveals an underpayment of royalties by more than five (5.0%) percent of the total paid, then Licensor’s cost for having the examination performed shall be promptly reimbursed by Licensee, in addition to all other remedies available to Licensor. All books of account and records shall be kept available for at least three

(3) years after the termination of the License.

2.8 Account Access. Upon execution of this Agreement, Licensee will provide Licensor with “read-only” online access to Licensee’s bank account(s) for the purposes of independently monitoring sales and cash flow associated with Licensee’s business operations.

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2.9 Sublicensing and Third Parties. Licensee shall have the right to grant (a) third parties engaged by Licensee a sublicense to the rights granted in Section 2.1, to provide hosting, support or development services for Licensee relating to the Crowdfunding Platform, provided that the sublicense may be granted with respect to source code of the Crowdfunding Platform only if the sublicensee agrees to confidentiality obligations at least as restrictive as those set forth in Article VII and an acknowledgement of Licensee’s ownership of the Intellectual Property in and to the Crowdfunding Platform and any Licensor Improvements, (b) end users the right to use and interface with an object code version of the Crowdfunding Platform solely in connection with the Licensee Business or Expanded Business, and (c) partners, content providers and other third parties the right to use, access and interface with the Crowdfunding Platform solely in connection with the Licensee Business or Expanded Business. Each Party shall establish, maintain and enforce policies and procedures to safeguard and protect the Crowdfunding Platform and Licensor Intellectual Property that are no less rigorous than reasonable standards relating to such Party’s confidential and proprietary information. Each Party will be responsible for all acts and omissions of its employees, representatives, Affiliates, and other third parties (including their employees and representatives) who have access to the Crowdfunding Platform, Licensor Intellectual Property, or the source code relating thereto as if such acts or omissions were such Party’s acts or omissions.

2.10 Delivery. On or as soon as practicable following the License Effective Date, Licensor shall deliver to Licensee, via a delivery method reasonably requested by Licensee, a copy of the Crowdfunding Platform and all materials contained therein.

2.11 Access to Updates. For a period of one (1) year from the License Effective Date, Licensor shall disclose to Licensee any updates to the source code for RaiseWise. Following this one (1) year period, the parties shall negotiate appropriate compensation for updates to the source code for RaiseWise.

2.12 Ownership. Subject to the terms hereof and the licenses granted hereunder, Licensor will have and retain sole and exclusive ownership of, and all right, title and interest in, the Licensor Improvements, and Licensee shall have no right, license or interest therein.

2.13 Disclosure of Improvements and Developments. Other than as provided in Section 2.4 above, Licensor will have no obligation to disclose to Licensee any Licensor Improvements.

2.14 Acknowledgements. Licensee acknowledges and agrees the Licensor is not in the business of commercially licensing the Crowdfunding Platform or providing any services relating to the Crowdfunding Platform to third parties and that the Crowdfunding Platform may contain errors. Licensor shall not have any duties or responsibilities under this agreement other than those specifically set forth in this agreement and no implied obligations shall be read into this agreement. licensor retains all right, title, and interest in and to the platform not expressly licensed under this agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Licensor Representation and Warranties. Licensor:

3.1.1 Represents to Licensee that Licensor has the full right, power and authority, including the necessary Intellectual Property rights, to enter into this Agreement, to undertake the transactions contemplated hereby and to grant the licenses granted herein;

3.1.2 Represents and warrants to Licensee that Licensor’s grant of the license and rights to Licensee hereunder does not, and will not infringe or misappropriate any third party’s tangible property rights, Intellectual Property rights existing on the License Effective Date, or personal rights and Licensor has not received any notice or claim on or before the License Effective Date asserting that the Crowdfunding Platform infringes or misappropriates, suggesting that the Licensor, due to its use or exploitation of the Crowdfunding Platform, consider licensing, or demanding that the Licensor license, from any person, or refrain from using, any Intellectual Property of a third party, nor to the knowledge of the Licensor is there reasonable basis therefor;

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3.1.3 Represents to Licensee that neither the Crowdfunding Platform nor any Licensor Intellectual Property is subject to any litigation, judgment, decree, stipulation or other dispute as of the License Effective Date, nor to the knowledge of Licensor is any such dispute threatened;

3.1.4 Represents and warrants to Licensee that no third parties hold or have been granted by Licensor intellectual property rights in the Crowdfunding Platform or Licensor Intellectual Property that would conflict with the rights granted to Licensee herein or which does, or with the passage of time, or exercise of an option or springing right, would materially adversely affect the rights granted to Licensee hereunder;

3.1.5 Represents to Licensee that the rights granted under Section 2.1 hereof and the materials delivered under Section 2.3 hereof constitute all of the rights and materials necessary to operate the Crowdfunding Platform (including rights with respect to software licensed from third parties) as such Crowdfunding Platform has been operated by Licensor during the 6 months prior to the License Effective Date;

3.1.6 Represents to Licensee that, as of the License Effective Date, no use of open source software code in connection with the Crowdfunding Platform or integration of open source software code into the Crowdfunding Platform has triggered any requirement that (i) the source code to the Crowdfunding Platform be publicly disclosed or (ii) that the Crowdfunding Platform has become open source;

3.1.7 Warrants to Licensee that Licensor has used commercially reasonable efforts to prevent the introduction of, and to the knowledge of Licensor the Crowdfunding Platform does not contain any, software viruses, time or logic bombs, trojan horses, worms, timers or clocks, trap doors or other malicious computer instructions, devices or techniques in the Crowdfunding Platform as delivered to Licensee pursuant to Section 2.3;

3.1.8 Represents to Licensee that, to the knowledge of Licensor, the Crowdfunding Platform as delivered to Licensee pursuant to Section 2.3 is free from material bugs and material errors.

3.1.9 Represents to Licensee that the source code and Documentation delivered to Licensee pursuant to Section 2.3 is consistent with the source code and Documentation used by Licensee for its internal purposes;

3.1.10 The foregoing representations and warranties expire one (1) year after the License Effective Date. Except as expressly set forth above, the Crowdfunding Platform or any Licensor Intellectual Property are provided on an AS IS, WHERE IS, WITH ALL FAULTS BASIS AND WITHOUT ANY WARRANTY OF ANY KIND, express or implied, including any warranty of merchantability, interoperability, or fitness for any particular purpose or non-infringement.

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ARTICLE IV

INDEMNIFICATION

4.1 By Licensor. Licensor shall defend, indemnify and hold harmless the Licensee and the representatives of Licensee from and against any and all Losses asserted against, incurred, sustained or suffered by Licensee and/or the Representatives of Licensee as a result of, arising out of or relating to a claim that the Crowdfunding Platform or any Licensor Intellectual Property as delivered to Licensor by Licensee infringes or misappropriates the Intellectual Property of any third party existing as of the License Effective Date (each an “Infringement Claim”); provided, however that Licensor shall have no obligation to Licensee under this section with respect to any Infringement Claim arising one (1) year after the License Effective Date or to the extent arising from (i) a Licensee Improvement or any modifications to the Crowdfunding Platform or any Licensor Intellectual Property made by or on behalf of Licensee or at Licensee’s request; (ii) Licensee’s breach of this Agreement, but only to the extent the third party infringement that is at issue in such Infringement Claim or Losses would not have occurred or have existed but for such breach; (iii) Licensee’s or its Affiliates’ or sublicensees’ use of the Crowdfunding Platform or any Licensor Intellectual Property in a manner not reasonably contemplated by Licensor, but only to the extent the third party infringement that is at issue in such Infringement Claim or Losses would not have occurred or have existed but for such non-contemplated use; (iv) Licensee’s or its Affiliates’ or sublicensees’ use of the Crowdfunding Platform or any Licensor Intellectual Property Licensee in connection with an Expanded Business, but only to the extent the infringement that is at issue in such Infringement Claim or Losses would not have occurred or have existed but for such use in the Expanded Business; (v) the combination of the Crowdfunding Platform and Licensor Intellectual Property with any Licensee or third party software or other intellectual property, in each case, not provided by Licensor, but only to the extent the infringement that is at issue in such Infringement Claim or Losses would not have occurred or have existed but for such combination. If the Crowdfunding Platform or any Licensor Intellectual Property becomes the subject of any Infringement Claim or injunction, Licensor may (at its option), do one of the following to mitigate the Losses relating to the Infringement Claim: (x) procure for the Licensee (at Licensor’s expense) the right to continue using the impacted portions of the Crowdfunding Platform or Licensor Intellectual Property, or (y) replace or modify the impacted portions of the Crowdfunding Platform or Licensor Intellectual Property so that it becomes non-infringing without substantially compromising functions, features, or performance of the Crowdfunding Platform or the Licensor Intellectual Property.

4.2 By Licensee. Licensee hereby defends, indemnifies and holds harmless Licensor from and against any claims, suits, loss and damage arising out of any allegedly unauthorized use of any design patent, process, idea, method or device by Licensee, or any other alleged action by Licensee, in connection with the Crowdfunding Platform or any Licensor Intellectual Property, and from any claims, suits, loss and damage arising out of alleged defects in the Crowdfunding Platform. Licensee agrees that it will obtain, at its own expense, general liability insurance from a recognized insurance company which is qualified to do business in the country of Sweden, providing adequate protection for Licensor against any claims, suits, loss or damage arising out of Licensee’s operation of the Crowdfunding Platform or any alleged defects in the Crowdfunding Platform.

4.3 Procedures. The indemnified Party shall promptly notify the indemnifying Party in writing of any claim, action, demand or lawsuit for which the Indemnified Party intends to claim indemnification hereunder (provided, however, that the failure to give such notice shall not relieve the indemnifying Party from its obligations hereunder, except to the extent that the indemnifying Party is prejudiced by such delay). The indemnifying Party has the right to take control of the defense of all actions that are indemnified against hereunder. The indemnified Party shall cooperate with the indemnifying Party and its legal representatives in the investigation and defense of any action covered by this indemnification.

ARTICLE V

TERM AND TERMINATION

5.1 Term. The term of this Agreement shall commence as of the License Effective Date and shall continue for a period of 3 years, unless terminated earlier pursuant to this Agreement.

5.2 Termination. The licenses granted hereunder shall terminate if

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5.2.1 Licensee materially breaches its obligations under this Agreement by disclosing the source code or Documentation to an unauthorized third party, in which case Licensor may bring a legal action against the Licensee seeking (i) injunctive relief to prohibit such action (or a reoccurrence of the same or similar breach), but not injunctive relief to prohibit Licensee’s own use of the Crowdfunding Platform or Documentation in accordance with this Agreement, and (ii) monetary damages.

5.2.2 If Licensee files a petition in bankruptcy or is adjudicated a bankrupt or if a petition in bankruptcy is filed against Licensee which is not dismissed within sixty (60) days or if it becomes insolvent, or makes an assignment for the benefit of its creditors or an arrangement pursuant to any bankruptcy law, or if Licensee discontinues its business or if a receiver is appointed for it or its business, the License hereby granted shall automatically terminate forthwith without any notice whatsoever being necessary, and disposed of in accordance with this Agreement.

5.2.3 Termination of the License pursuant to this Paragraph 5 shall be without prejudice to any rights which each party may otherwise have against the other. Upon the termination of this License, notwithstanding anything to the contrary herein, all royalties owed shall become immediately due and payable and no paid royalties shall be refundable.

5.3 Final Statement Upon Termination or Expiration. Sixty (60) days before the expiration of this License and, in the event of its termination, five (5) days after receipt of notice of termination or the happening of the event which terminates this Agreement where no notice is required, a final Revenue Statement shall be furnished by Licensee to Licensor. Licensor shall have the right to conduct an audit and review of Licensee’s finances to ascertain or verify such statement, with Licensor retaining all other legal and equitable rights which it may have in the circumstances.

5.4 Effect of Termination or Expiration. Upon and after the expiration or termination of this License, all rights granted to Licensee hereunder shall forthwith revert to Licensor, and Licensee shall immediately cease and desist from any and all uses of the Crowdfunding Platform and Trademark. Licensee will refrain from further use of the Crowdfunding Platform and Trademark.

ARTICLE VI

LIMITATION ON LIABILITY

6.1 Damage Disclaimer. Except as provided below in this Article VI, in no event shall either party be liable for any consequential, indirect, incidental, punitive, or special damages whatsoever, including without limitation, damages for loss of business profits, business interruption, loss of business information, and the like, arising out of this agreement, even if such party has been advised of the possibility of such damages. This provision shall not apply with respect to damages or losses arising from infringement, misappropriation, unauthorized use, or unauthorized disclosure of the Crowdfunding Platform or any Licensor Intellectual Property, or with respect to fraud with intent to deceive, willful misrepresentation, and willful misconduct.

ARTICLE VII

CONFIDENTIAL INFORMATION

7.1 Confidential Information. Each of the Parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby. Licensee further acknowledges and agrees that the Crowdfunding Platform and Licensor Intellectual Property are Confidential Information of Licensor under such Confidentiality Agreement and may not be used or disclosed, except as expressly authorized or licensed by Licensor.

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ARTICLE VIII

MISCELLANEOUS

8.1 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

8.2 Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

8.3 Notices. All notices and statements to be given shall be given or made at the respective addresses of the parties as set forth below unless notification of a change of address is given in writing:

If to Licensor:	Blue Chip Capital Group, Inc.
Joseph Moran, CEO
269 South Beverly Drive, Suite 373
Beverly Hills, CA 90212

If to Licensee:	Raisewise USA, Inc.
Steve Kalson, President
347 Fifth Avenue, Suite 1402
New York, NY 10016

The effective date of any notice shall be deemed to be the date of actual receipt if personally delivered (by courier service or otherwise) or, if mailed, the date which is two (2) business days after the postal service date on the envelope in which the notice or statement is enclosed. In the case of default by either party, all notices shall be sent certified mail or delivered by express courier where a delivery confirmation shall be obtained.

8.4. No Joint Venture. Nothing herein contained shall be construed to place the Parties in the relationship of partners or joint venturers, and neither Party shall have any power to obligate or bind the other in any manner whatsoever.

8.5 Interpretation. When a reference is made in this Agreement to a Section or Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. Headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

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8.6 Entire Agreement. This Agreement shall constitute the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter hereof. If there are any conflicts between the terms and provisions of this Agreement and the Purchase Agreement, the terms and provisions of this Agreement shall control.

8.7 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties, their Affiliates and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

8.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the state of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the state of New York.

8.9 Submission to Jurisdiction. Each of the parties irrevocably agrees that any Action arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in the State of New York.

8.10 Dispute Resolution. Should any dispute arise hereunder, said dispute shall be submitted to binding arbitration before the American Arbitration Association, located in the City, County and State of New York. The Arbitrator shall comply with the rules promulgated by the American Arbitration Association (Commercial Rules). The initial fees of the arbitration shall be paid equally by the parties. The Arbitration fees shall be awarded to the prevailing party. Notwithstanding the above, Licensor may, at its sole discretion, while arbitration is pending, apply to a court of competent jurisdiction, for a restraining order or an ex-parte attachment, without bond, for equitable relief.

8.11 Severability If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

8.12 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Licensee may assign this Agreement to any Affiliate of the Licensee or in connection with a sale of the assets of the Licensee that primarily relates to the Licensee Business or Expanded Business using the Crowdfunding Platform without the prior consent of the Licensor. Following any such assignment, Licensee shall cease all use of the Crowdfunding Platform and provide Licensor notice of such assignment. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

8.13 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. A facsimile, PDF or other electronic signature of this Agreement shall be valid and have the same force and effect as a manually signed original.

8.14 No Presumption Against Drafting Party. Each of the Licensor and the Licensee acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BLUE CHIP CAPITAL GROUP, INC.
(Licensor)

By:
Name:	Joseph R. Moran
Title:	CEO

RAISEWISE USA, INC.
(Licensee)

By:
Name:	Joseph R. Moran
Title:	President

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